Exhibit 10.1

ACCENTURE PLC 2015 SHARE INCENTIVE PLAN (FRANCE)

Amended Subplan for Restricted
Share Units in France

This subplan for the Restricted Share Units granted in France applies to Participants in the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “Plan”) who are employees of Accenture plc (the “Company”) in France and employees in France of affiliates of the Company which are organized under the laws of France as a result of Restricted Share Units granted under the Plan, provided the applicable Award agreement specifically refers to this subplan.
According to Section 14 of the Plan, “With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions”. This subplan has been adopted pursuant to this Section 14.

The terms of the Plan, as modified by this subplan, constitute the “2015 French Restricted Share Units Plan”, which is intended to comply with the provisions of Articles L. 225-197-1 to L. 225-197-5 and Articles L. 22-10-59 to L. 22-10-60 of the French Commercial Code and French employment law, as may be amended from time to time. This subplan shall be construed, interpreted and operated with that intention.
Under the 2015 French Restricted Share Units Plan, the Committee or its delegate shall only grant Restricted Share Units (as defined hereinafter in Section 1) to the Participants.
This subplan has been established to enable the Restricted Share Units granted under this subplan to qualify for the favorable French income tax and social security treatment set out in Article 80 quaterdecies of the French Tax Code and article L. 242-1 II.-6° of the French Social Security Code, as may be amended from time to time, provided however that nothing in this subplan shall be construed as a guarantee or an undertaking by Accenture plc or any of its Subsidiaries and Affiliates that such a favorable regime will effectively apply.
This subplan shall be read in conjunction with the Plan. Awards made under the 2015 French Restricted Share Units Plan are subject to the terms and conditions of the Plan applicable to Restricted Share Units and to the terms and conditions of this subplan. To the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this subplan the terms set out in this subplan shall prevail.
Whenever used in this subplan, initially capitalized terms used herein and which are not defined in Section 1 below shall have the meanings ascribed to such terms in the Plan. Reference to the singular shall include reference to the plural.
An Award of Restricted Share Units shall be subject to the terms of the 2015 French Restricted Share Units Plan if the applicable Award agreement evidencing such Award refers specifically to the 2015 French Restricted Share Units Plan.

The terms of the 2015 French Restricted Share Units Plan are the terms set out in the Plan, modified as follows.
1.DEFINITIONS

1.1.Award

“Award” shall mean a Restricted Share Unit granted under the 2015 French Restricted Share Units Plan.

1.2.Disability

“Disability” shall mean a disability corresponding to the second or the third category of Article L. 341-4 of the French Social Security Code.
1.3.Employee

“Employee” shall mean a current salaried employee, as defined by French labor law.
1.4.Holding Period

“Holding Period” shall mean the period, described in Section 8.1 below, during which the Shares shall not be disposed of.

1.5.Participant

“Participant” shall mean an Employee who is selected by the Committee or its delegate, in their discretion, to participate in the 2015 French Restricted Share Units Plan.
1.6.Restricted Share Unit

“Restricted Share Unit” and “RSU” shall mean a conditional right to receive one Share of the Company for each Restricted Share Unit awarded, provided the conditions set forth in the applicable Award document are satisfied at the Vesting Date.
1.7.Vesting Date

“Vesting Date” shall correspond to the date on which, provided the conditions, if any, stated in the applicable Award agreement have been satisfied or lapsed, the Participant acquires a definitive right to the transfer of the ownership of the Share underlying the Award. “Vesting” and “Vest” shall be interpreted accordingly.
2.PARTICIPANT

Notwithstanding any other provision of the Plan, Restricted Share Units shall only be awarded to Employees in France:
•of the Accenture plc, or of an affiliate of Accenture plc which is organized under the laws of France and having a capital link as defined in Article L. 225-197-2 of the French Commercial Code,1 and

•who do not hold Shares representing 10% or more of Accenture plc’s capital at the date of grant of the Award or who would not hold Shares representing 10% or more of Accenture plc’s capital due to the grant of an Award.
3.SETTLEMENT OF AWARDS

Notwithstanding any other provision of the Plan, an Award shall only be settled in Shares, and not in cash.
In any event only whole numbers of shares can be delivered to Participants. In case of potential fractional share:
•no cash or other property shall be issued to the Participant in lieu of fractional Shares, and

•the number of shares to be delivered will be rounded down to the nearest whole number of shares.
4.DELIVERY OF SHARES FOR NO CONSIDERATION

Notwithstanding any other provision of the Plan, the shares must be delivered free-of-charge and the Participant cannot be requested to pay any consideration, except:
•if a payment from the Participant is mandatorily requested by the corporate regulation which applies to the Company, and

•if the amount requested to the Participant can be considered as symbolic.2
5.NON-TRANSFERABILITY OF THE AWARD
Notwithstanding any other provision of the Plan, Awards shall not be transferred or otherwise disposed of, except in the event of death as described below in Section 9.

1 - At least 10% of the employer’s company capital must be held, directly or indirectly, by the issuing company;
–the employer’s company must directly or indirectly hold at least 10% of the issuing company’s capital; or
–at least 50% of the employer’s company capital must be held, directly or indirectly, by a company which holds at least 50% of the issuing company’s capital.
2 The French tax authorities have indicated that a payment not exceeding 5% of the fair market value of the shares on the date of grant could be considered as symbolic.

6.MINIMUM PERIOD BEFORE THE END OF WHICH SHARES CANNOT BE DELIVERED
The Shares underlying the Awards shall not be delivered to the Participant before the end of a minimum one-year period beginning on the date of grant of the Award, except in the event of death as described below in Section 9 and in the event of Disability as described in Section 10.
In the event the Vesting Date occurs before the first anniversary of the date of grant of the Award, the delivery of the Shares will be compulsorily and automatically deferred to the first anniversary of the date of grant of the Award, except in the event of death and Disability in which event the provision of Section 9 and Section 10 shall apply.
7.NO SHAREHOLDER’S RIGHTS

Participants shall have none of the shareholder’s rights over the shares underlying the Restricted Share Units granted (and notably not the right to vote and to dividends) until the Shares are delivered to them.
8.RESTRICTIONS ON SALE OR TRANSFER OF THE OWNERSHIP OF THE SHARES

8.1.Minimum Holding Period

Once definitively delivered, Shares are not subject to any sale restriction and can be disposed of immediately.
However, if the shares have been delivered to the Participant less than two years after the date of grant, the shares must be held by the Participant until the second anniversary of the date of grant except in the case of any event provided for under French law as an exception to this minimum Holding Period, notably in the event of death and Disability as described below in Sections 9 and 10, or in the event of exchange of Shares as described in Section 8.4.
Until the end of the Holding Period, when applicable, if the Participant breaches the sale restriction set forth above, such transfer of property of the Shares shall be null and void and Accenture plc, its broker or registrar shall not register such transfer in Accenture plc’s books.
8.2.Closed periods

Once definitively delivered, Shares may not be disposed of within the periods as set forth in Article L. 22-10-59 of the French Commercial Code, as may be amended from time to time.3

8.3.Exchange of Shares during the Holding Period
In the event of an exchange of Shares without net balancing cash adjustment resulting from a public offer, a merger, a spin-off, a stock-split or a reverse stock split operation performed during
3 These periods are currently the following:
(i) The period of 30 calendar days before the announcement of an intermediate financial report or end-of-year report that the Company is required to make public; and
(ii) Any period during which employees have knowledge of confidential information within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission, which has not been made public.

the Holding Period, such Holding Period remains applicable to the Shares received in exchange for the time period remaining at the date of the exchange.4

9.DEATH OF THE PARTICIPANT

Notwithstanding any other provision of the Plan, in the event of death of a Participant, unvested Awards shall immediately vest and his or her heirs are entitled to request, within six months as from the date of death, that the Shares underlying the Award granted to the Participant be delivered.
However, if the vesting of the Award is subject to the achievement of performance condition(s), the Committee can discretionarily decide that the Shares will only be delivered to the Participant’s heirs if and upon such time as such condition(s) is (are) fulfilled.
Shares delivered pursuant to this Section 9 shall become immediately disposable.
10.DISABILITY OF THE PARTICIPANT

In the event of Disability of a Participant, unvested Awards shall immediately vest and the underlying Shares shall be immediately delivered to the Participant. Shares delivered pursuant to this Section 10 shall become immediately disposable.
However, if the vesting of the Award is subject to the achievement of performance condition(s), the Committee can discretionarily decide that the Shares will only be delivered to the Participants if and upon such time as such condition(s) is(are) fulfilled.
In the event of Disability of a Participant during the Holding Period, Shares delivered pursuant to this Section 10 to the Participant shall become immediately disposable.
11.DEFINITIVE DELIVERY OF SHARES

Once delivered to the Participant (or to his or her heirs), the Shares are definitively delivered and cannot be cancelled or rescinded and the Participant cannot be forced to return the shares.
12.NO SHARE WITHHOLDING

Notwithstanding any other provision of the Plan, the Company or its Subsidiaries and Affiliates shall not be entitled or authorized to withhold Shares delivered to the Participant to meet any liability to taxation or social security contributions due in respect of Awards until the end of the Holding Period.
13.NO ADJUSTMENT OF AWARDS

Notwithstanding any other provision of the Plan, the number of Awards granted as well as the number of Shares to be delivered shall not be modified or adjusted, except in cases which would be authorized or rendered compulsory under French law, currently article L. 225-197-1 III of the French Commercial Code, as amended.
4 Additionally, if the shares are brought to a company or an investment trust whose capital exclusively consist of shares or equities derivatives giving a right to access to share capital issued by the company or an affiliated company as defined at article L. 225- 197-2 of the French Commercial Code, the holding period remains applicable to the shares received in exchange of the contribution for the time period remaining at the date of the contribution.

14.CHANGES TO THE PLAN

The Committee may at any time amend or terminate the 2015 French Restricted Share Units Plan. However, if the amendments are not permitted by French law and notably French legislation applicable to Restricted Share Units as set forth, in Articles L. 225-197-1 to L. 225-197-5 and L. Articles 22-10-59 to L. 22-10-60 of the French Commercial Code, as may be amended from time to time, such amendments shall not apply to Restricted Share Units previously granted.
15.SEVERABILITY

The terms and conditions provided in the 2015 French Restricted Share Units Plan are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Subplan approved by the Compensation Committee of the Board (corporate body of Accenture plc empowered to do so according to applicable corporate law) on December 4, 2015, and amended on December 6, 2021.